As filed with the Securities and Exchange Commission on March 11, 2025.

Registration No. 333-284090

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Polyrizon Ltd.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Ha-Tidhar Street Raanana, 4366507, Israel Tel: +972-9-3740120	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: 312.364.1633	Keren Arad-Leibovitz, Adv. Keren Law Firm 15th Floor, Amot Investments Tower 2 Weizmann Street Tel Aviv, Israel Tel: +972.544.275177

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Polyrizon Ltd., or the Registrant, initially filed with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form F-1 (Registration No. 333-284090) on December 30, 2024, which was declared effective by the SEC on January 15, 2025, or the Registration Statement. The Registration Statement originally covered the resale from time to time by the Selling Shareholders identified in the prospectus that forms a part of the Registration Statement of up to 2,419,724 ordinary shares, with no par value, or the Ordinary Shares, issuable upon the exercise of warrants.

This Post-Effective Amendment No. 1 is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post-Effective Amendment No. 1 concerns only the sale of the Ordinary Shares by the Selling Shareholders from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION,	DATED MARCH 11, 2025

2,219,724 Ordinary Shares

Polyrizon Ltd.

This prospectus relates to the resale by the selling shareholders, or the Selling Shareholders, identified in this prospectus of up to 2,219,724 ordinary shares, with no par value, or the Ordinary Shares, as further described below under “Prospectus Summary — Recent Developments — SciSparc License Agreement” of Polyrizon Ltd., consisting of (i) up to 164,931 Ordinary Shares issuable upon the exercise of pre-funded warrants, or the Pre-Funded Warrants, and (ii) up to 2,054,793 Ordinary Shares issuable upon the exercise of common warrants, or the Common Warrants and together with the Pre-Funded Warrants, the Warrants.

The Selling Shareholders are identified in the table commencing on page 17. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Selling Shareholders. We may receive cash proceeds equal to the total exercise price of Warrants that are exercised for cash, of approximately $9 million, based on an exercise price of $4.38 per share in the case of the Common Warrants and $0.001 per share in the case of the Pre-Funded Warrants, in each case subject to adjustments, if all Warrants are exercised. See “Use of Proceeds.” The Selling Shareholders may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.

Our Ordinary Shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “PLRZ”. The last reported sale price of our Ordinary Shares on Nasdaq on March 10, 2025, was $0.80 per share.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer,” as defined under the U.S. federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 8 and in the documents incorporated by reference into this for a discussion of information that should be considered in connection with an investment in the ordinary shares.

Neither the Securities and Exchange Commission (or the SEC), nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2025.

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You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information other than those contained in, or incorporated by reference into, this prospectus. Neither we nor the Selling Shareholders are offering to sell the Ordinary Shares, nor we are seeking offers to buy the Ordinary Shares, at any jurisdictions where offers and sales are not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

For investors outside of the United States: Neither we nor the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States of America. All references to “shares” in this prospectus refer to Ordinary Shares of Polyrizon Ltd., no par value per share.

On September 29, 2022, the Company effected (i) a reverse stock split of our issued and outstanding shares at a ratio of 1-for-8.80, pursuant to which holders of our shares received one Ordinary Share for every 8.80 Ordinary Shares held, and (ii) cancelled the par value of our Ordinary Shares and Preferred Shares, or collectively, the Initial Reverse Share Split.

On December 19, 2022, the Company effected the issuance of an aggregate of 858,148 bonus shares to the holders of our Ordinary Shares on a basis of 1.25 bonus shares for each Ordinary Share outstanding (equivalent to a forward share split at a ratio of 1.25-for-1), or the Forward Share Split.

On June 18, 2023, the Company effected a reverse stock split of our issued and outstanding shares at a ratio of 1-for-1.7, pursuant to which holders of our shares received one Ordinary Share for every 1.7 Ordinary Shares held, or the Second Reverse Share Split.

On May 12, 2024, the Company effected a reverse stock split of our issued and outstanding shares at a ratio of 1-for-2, pursuant to which holders of our shares received one (1) Ordinary Share for every two (2) Ordinary Shares held, or the Third Reverse Share Split.

On August 16, 2024, the Company effected the issuance of an aggregate of 420,618 bonus shares to the holders of our Ordinary Shares on a basis of 0.1494 bonus shares for each Ordinary Share outstanding (equivalent to a forward share split at a ratio of 0.1494-for-1), or the Second Forward Share Split.

Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the foregoing share splits, or collectively, the Share Splits.

TRADEMARKS

“Capture and Contain” and “Trap and Target” are trademarks of ours that we use in this prospectus or the information incorporated by reference herein. This prospectus and the information incorporated by reference herein also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus or the information incorporated by reference herein often appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames.

MARKET, INDUSTRY AND OTHER DATA

This prospectus, including the information incorporated by reference herein, contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. None of the reports or studies cited in this prospectus or the information incorporated by reference herein were commissioned by the Company.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus and the information incorporated by reference herein. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference” before making an investment in our securities. Unless the context otherwise requires, references in this prospectus to the “company,” “Polyrizon,” “we,” “us,” “our” and other similar designations refer to Polyrizon Ltd.

Company Overview

We are a development stage biotech company specializing in the development of innovative medical device hydrogels delivered in the form of nasal sprays, which form a thin hydrogel-based shield containment barrier in the nasal cavity that can provide a barrier against viruses and allergens from contacting the nasal epithelial tissue. Our proprietary Capture and Contain TM, or C&C, hydrogel technology, comprised of a mixture of naturally occurring building blocks, is delivered in the form of nasal sprays, and potentially functions as a “biological mask” with a thin shield containment barrier in the nasal cavity. We are further developing certain aspects of our proprietary C&C hydrogel technology such as the bioadhesion and prolonged retention at the nasal deposition site for intranasal delivery of drugs. We refer to our separate platform technology that is focused on nasal delivery of active pharmaceutical ingredients, or APIs, as Trap and Target ™, or T&T.

Our Product Candidates

Our nasal hydrogels have been designed to serve as a non-invasive and fast-acting system. The hydrogels are formulated as an innovative mixture of mucoadhesive polymers (e.g., sodium alginate) which are Generally Recognized as Safe, or GRAS, by the Federal Drug Administration, or the FDA. Our mucoadhesive polymers derived from seaweed polysaccharides possess promising features as they are renewable, biodegradable, biocompatible, and environment friendly. The formulated hydrogel is sprayed into the nose to create a physical barrier with long-lasting adhesion to the mucosal membranes. Our polymers have an atomic mass much higher than the upper cell penetration limit, the polymers will simply lay on top of the cells and act as a physical barrier to viruses and allergens from contacting the nasal epithelial tissue, as opposed to penetrating the cells and causing a chemical reaction. Therefore, the C&C product candidates are not expected to be considered as drugs by the FDA but as medical devices.

Our leading technologies are C&C and T&T. The C&C provides a barrier against a wide range of allergen particulates and viruses.

PL-14 – Nasal Allergies Blocker

o	We expect our PL-14 product candidate to be regulated as a Class II medical device by the FDA under its 510(k) pathway.

o	Our PL-14 product candidate is scheduled to initiate preclinical safety trials in the second quarter of 2025. In addition, we expect pivotal clinical trial on our PL-14 product candidate to commence in the fourth quarter of 2025, following which we plan to submit a 510(k) application for FDA clearance.

o	For our PL-14 product candidate, we will pursue the 510(k) pathway which requires a manufacturer to demonstrate substantial equivalence to an FDA-cleared device (i.e., predicate device) to a subject device (i.e., our product candidate). This process for clearing our device with the FDA entails performing a medical device analysis of the product candidates (e.g., PL-14 product candidate) description, operational principle, potential accessories and proposed intended use, for the purpose of identifying a predicate device that has already been cleared by the FDA. Through this review, we found three possible predicate devices for establishing substantial equivalence, Alzair, Nasalease and Bentrio. There is no guarantee that PL-14 product candidate will advance in the FDA 510(k) process at the same rate as the aforementioned predicate devices or will reach commercialization.

o	The estimated timeline for obtaining 510(k) clearance for our PL-14 product candidate is based on the estimated time needed for the following activities: (i) GMP manufacturing of our clinical trial materials, which usually requires 9-12 months; (ii) Biocompatibility preclinical studies, which usually requires 3-6 months (although these studies may be performed concurrently with the GMP manufacturing mentioned above); (iii) Clinical trials, which usually requires 6-12 months; and (iv) FDA submission and clearance, which usually requires 3-12 months. Regarding FDA submission and clearance, generally 510(k) applicants can expect submission acceptance review decisions within 15 calendar days, substantive review decisions within 60 days, and final decisions within 90 days. In the case of our predicate devices for our PL-14 product candidate, Alzair, Nasalese and Bentrio, the FDA submission and clearance process took 86 and 140 days, respectively.

PL-15 – COVID-19 and PL-16 – Influenza Blockers

o	We expect our PL-15 and PL-16 product candidates, which provide a barrier against COVID-19 and influenza from contacting the nasal epithelial tissue, respectively, to be regulated as a Class II medical device under a De Novo Classification request. For the clinical studies planned for PL-15 and PL-16 which will include human subjects; the Investigational Device Exemptions regulation describes three types of device studies: significant risk, nonsignificant risk, and exempt studies. During the second half of 2025, the company intends to schedule a pre-submission meeting with the FDA to determine the IDE regulation type of device studies for PL-15 and PL-16. Our proposed 12-month interval from the scheduled FDA pre-sub meeting to the planned IDE clinical trial initiation should provide ample time to fulfill the necessary tasks for the IDE filing, such as 1) reporting previous studies to support the IDE, 2) preparing IDE required design and manufacturing control documentation, 3) conducting bench and biocompatibility tests to support safety of the device prior to starting the a human study, and 4) obtaining clinical protocol and ethics committee approvals as well as FDA IDE approval to start the clinical trial. Once IDE has been initiated, Polyrizon will comply with FDA Guidance “Changes or Modifications During the Conduct of a Clinical Investigation”, 2001.

o	Our PL-15 product candidate is scheduled to initiate preclinical safety trials in the second quarter of 2025, and subject to securing additional financing, we intend to initiate feasibility clinical trials in the third quarter of 2026 and pivotal clinical trials in the second quarter of 2027. Following these trials, we plan to submit De Novo Classification requests for each product candidate. Our PL-16 product candidate is scheduled to initiate preclinical safety trials in the second quarter of 2025, and subject to securing additional financing, we intend to initiate feasibility clinical trials in the first quarter of 2026 and pivotal clinical trials in the third quarter of 2026. Following these trials, we plan to submit De Novo Classification requests for each product candidate.

o	Upon a review similar to the one performed for our PL-14 product candidate, we found that there were no potential predicate devices in the FDA’s database matching the proposed intended uses of our PL-15 and PL-16 product candidates. Because of this, we will pursue a De Novo Classification request for each product candidate. This pathway involves demonstrating that the product candidates provide a reasonable assurance of safety and effectiveness. During the second half of 2025 we intend to submit a Q-submission (Pre-submission) for each product candidate and request a pre-submission meeting with FDA’s CDRH to confirm the potential for this regulatory path. For more information, please see “Business – Our Product Candidates – The determination process for the C&C product candidates as a Class II medical devices.”

o	The estimated timeline for marketing authorization via De Novo Classification grant for our PL-15 and PL-16 product candidates is based on taking similar steps as the steps described above for obtaining 510(k) clearance for our PL-14 product candidate. We estimate a longer period of time for the entire grant process for each of these product candidates due to possibly extended clinical trials requested by the FDA and also due to a longer review timeframe. For additional information, please see “Business – FDA clearance plan for our C&C product candidates.”

In the event the FDA does not agree with our regulatory assessments regarding the C&C product candidates 510(k) for our PL-14 product candidate, and Class II De Novo pathway for our PL-15 and PL-16 product candidates), the FDA may require us to go through a lengthier, more rigorous examination than we had expected (such as PMA, which is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices. If we are required to pursue a PMA, the introduction of our product candidates into the market could be delayed.

Trap and Target ™ Product Candidates

In contrast to our C&C product candidates, the hydrogel in the T&T product candidates is formulated differently in order to provide for sustained release of the API. The content of the hydrogel (quantity and quality) in the T&T product candidates is formulated differently than the content of C&C product candidates, and therefore enable different functions: physical barrier for the C&C product candidates and API sustained release for the T&T product candidates. It is through these differences that we rationalize the different regulatory treatment of our C&C and T&T product candidates.

The T&T platform technology is designed to allow a long residence time and an intimate contact with the mucosal tissue for a targeted delivery of medicines. We expect that our T&T platform product candidates will be regulated as a combination-product consisting of a nasal sprayer and formulation consisting of a hydrogel and a generic API, which we intend to pursue under the FDA’s 505(b)(2) pathway. We aim to conduct feasibility studies for our T&T platform product candidates with corticosteroids, benzodiazepines and naloxone, beginning in the fourth quarter of 2024 through the first quarter of 2026. Pre-clinical studies will follow and are expected to begin in the second quarter of 2026. Phase I clinical trials for the leading T&T technology product candidate are planned for the fourth quarter of 2027. Both pre-clinical studies and Phase I clinical trials are subject to securing additional financing. In addition, we plan to start an initial testing to explore the potential of our SCI-160 platform when combined with the T&T technology, in the first quarter of 2025.

People

Our leadership team has a vast industry experience. Our management team has over 15 years (on average) of experience in life science companies. Our board of directors have vast experience in the life sciences industry as well as strong financial background. We believe that the holistic knowhow of our group will strongly contribute to a successful path from clinical development, regulatory approvals and commercialization of our product candidates. In addition, our management is supported by our Scientific Advisory Board which is an advisory panel of world-renowned academics and thought leaders with expertise in drug delivery systems, chemistry and pharmaceuticals.

Market Opportunities

We believe that our technologies have the potential to provide solutions to a broad range of unmet needs in the healthcare market. With our C&C technology, we aim to introduce solutions to address common medical and public health challenges, such as allergic rhinitis and nasal viral infections, including COVID-19. Looking towards the future, the COVID-19 pandemic highlighted the need for action at the global level to invest in technologies, tools and solutions that will help overcome the next world health crisis. We believe our technology can play an important role in aiding nations and global organizations to combat viral outbreaks. While people across the world have become accustomed to preventative measures such as vaccination, wearing masks, keeping social distance and maintaining proper hygiene, we believe that there is an obvious need for a broader arsenal of more technologically advanced tools to help protect people as they return to normal routine.

With our T&T technology, we aim to address challenges in the markets of: allergic and non-allergic rhinitis by local intranasal delivery of corticosteroids; for systemic delivery of central nervous system, or CNS, related drugs for the growing markets of combatting opioid overdose using intranasal naloxone, and benzodiazepines for seizure clusters

Recent Developments

SciSparc License Agreement

On August 13, 2024, we entered into an exclusive patent license agreement with SciSparc Ltd., or the SciSparc License Agreement, pursuant to which SciSparc granted us an exclusive, worldwide, royalty-bearing, sublicensable license with respect to intellectual property rights associated with SciSparc’s SCI-160 platform, or the Licensed Patent Rights, in order to research, develop and commercialize the Licensed Patent Rights in connection with the diagnosis, prevention, and treatment of pain in humans.

Pursuant to the terms of the SciSparc License Agreement, SciSparc is entitled to up to $3.32 million based on the achievement of certain milestones, including (i) $50,000 upon a successful preclinical safety test, (ii) $100,000 upon first patient enrolled in phase I clinical trial, (iii) $120,000 upon first patient enrolled in Phase 2a clinical trial, (iv) $150,000 upon first patient enrolled in Phase 2b clinical trial, (v) $500,000 upon first patient enrolled in Phase 3 clinical trials, (vi) $800,000 upon approval by the FDA, (vii) $800,000 upon approval by an EU regulatory body, and (viii) $800,000 upon regulatory approval in any additional jurisdiction. Additionally, SciSparc is eligible to receive royalties, on a country-by-country and product-by-product basis, at a rate of 5%, on aggregate net sales of a product that comprises, contains and/or incorporates and/or is based on the Licensed Patent Rights, or a Licensed Product, and sublicense income that we may receive until the longer of (i) fifteen years from the date of the first sale of a Licensed Product (on a country-by-country basis), and (ii) the last to expire valid claim of any licensed patents with respect to a Licensed Product in such country.

Under the SciSparc License Agreement, we have the right to grant sublicenses for the Licensed Patent Rights, to any sublicense that meets the following criteria: (i) not being involved in legal proceedings against the Licensor and (ii) having equity of at least $5.0 million (as shown in the most recent audited financial statements or other applicable financial reports if audited statements are not required and no such financial statements are available). In such cases, we must pay SciSparc 25% of any proceeds generated from such sublicenses, including proceeds from granting the sublicense. The other terms of the sublicense agreement must be consistent with the SciSparc License Agreement.

We may terminate the SciSparc License Agreement for cause upon six months’ prior written notice to SciSparc and payment of all amounts owed to SciSparc through the effective date of such termination. SciSparc may terminate the SciSparc License Agreement if we (or the sublicensee) (i) cease to invest sufficient resources in the development efforts of the Licensed Products or our T&T technology at any time during the term of the SciSparc License Agreement, or (ii) fail to invest at least $300,000 in such development efforts of the Licensed Products or our T&T technology during the first three years of the term of the SciSparc License Agreement. If SciSparc is entitled to terminate the SciSparc License Agreement because we did not cure a breach of the SciSparc License Agreement to SciSparc’s satisfaction, we will be given an additional six months to sell the license on to a buyer who will step into our shoes. If we find a buyer, SciSparc will be given the right to purchase the license back under the same conditions. After this period, if we failed to sell the license, the SciSparc License Agreement will be terminated.

Pursuant to the SciSparc License Agreement, we issued to SciSparc 320,000 Ordinary Shares, Pre-Funded Warrants to purchase 364,931 Ordinary Shares and Common Warrants to purchase 2,054,793 Ordinary Shares. On December 30, 2024, SciSparc notified us that they assigned the Pre-Funded Warrants to L.I.A. Pure Capital Ltd. and an aggregate of 1,541,096 Common Warrants to L.I.A. Pure Capital Ltd. and Capitalink Ltd.

Corporate Information

We are an Israeli corporation, incorporated in January 2005. Our principal executive offices are located at 5 Ha-Tidhar Street, Raanana, 4366507, Israel. Our telephone number is +972-9-3740120. Our website address is www.polyrizon-biotech.com. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	will not be required to conduct an evaluation of our internal control over financial reporting;

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (2) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC; or (4) the last day of the fiscal year following the fifth anniversary of our initial public offering (i.e., December 31, 2029). We may choose to take advantage of some but not all of these reduced burdens, and therefore the information that we provide holders of our Ordinary Shares may be different than the information you might receive from other public companies in which you hold equity. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. In addition, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares currently issued and outstanding	4,394,445 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholders	Up to 2,219,724 Ordinary Shares consisting of (i) up to 164,931 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants, and (ii) up to 2,054,793 Ordinary Shares issuable upon the exercise of the Common Warrants.

Ordinary shares to be outstanding assuming exercise of the Warrants	6,614,169 Ordinary Shares.

Use of proceeds	We will not receive any proceeds from the sale of Ordinary Shares issuable upon the exercise of the Warrants held by the Selling Shareholders being registered in the registration statement of which this prospectus is a part. However, we may receive the proceeds from the exercise of the Warrants if the Selling Shareholders do not exercise on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market symbol	PLRZ.

Risk Factors	You should read the “Risk Factors” section starting on page 8 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, or the 2024 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Unless otherwise stated, all information in this prospectus is based on 4,394,445 Ordinary shares outstanding as of March 10, 2025, and does not include the following as of that date:

●	5,585,477 Ordinary Shares issuable upon the exercise of warrants (including the Common Warrants and the Pre-Funded Warrants), with a weighted average exercise price of 4.2509.

●	246,129 Ordinary Shares issuable upon the exercise of options issued to directors, employees and consultants under our incentive option plan outstanding as of such date, with exercise prices at a range of $0.02 - $1.1335 per share, of which options to purchase 225,254 Ordinary Shares were vested as of such date (including options to purchase 42,744 Ordinary Shares that vested upon the completion of the IPO);

●	400,502 Ordinary Shares issuable upon the issuance of RSUs consisting of (i) 13,000 RSUs granted to certain of the Company’s consultants and (ii) 387,502 RSUs to be granted to Company’s directors and executive officers, which such grants are subject to the approval of the Company’s shareholders.

●	58,132 Ordinary Shares reserved for future issuance under our equity incentive plan, or the 2021 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the Warrants; and

●	the Initial Reverse Share Split, the Forward Share Split, the Second Reverse Share Split, the Third Reverse Share Split, and the Second Forward Share Split.

See “Description of Share Capital and Governing Documents” for additional information.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of comprehensive loss data for the years ended December 31, 2024 and 2023 and the balance sheet data as of December 31, 2024, from our audited financial statements as of December 31, 2024, that are incorporated by reference into this prospectus. Such financial statements have been prepared in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus.

	For the Years Ended December 31,
(U.S. dollars in thousands except share and per share data)	2024	2023
Statement of Comprehensive Loss:
Research and development expenses	$534	332
General and administrative expenses	768	303
Operating loss	1,302	635
Financing expense (income), net	243	(35)
Net loss and comprehensive loss	1,545	600
Basic and diluted net loss per share	$0.5	0.3
Weighted average number of shares outstanding used in computing basic and diluted net loss per share	2,991,193	2,030,327

	As of December 31, 2024
(U.S. dollars in thousands)	Actual	Pro Forma(1)
Balance Sheet:
Cash and cash equivalents	$2,554	$2,554
Other current assets	$99	$99
Property and equipment, net	$10	$10
Intangible asset, net	$2,884	$2,884
Total assets	$5,547	$5,547

Employees and payroll related liabilities	$45	$45
Other payables and accrued expenses	$216	$216
Total current liabilities	$261	$261

Ordinary shares	$-	$-
Additional paid-in capital	$10,352	$10,352
Accumulated deficit	$(5,066)	$(5,066)
Total shareholders’ equity	$5,286	$5,286

Total liabilities, temporary equity and shareholders’ equity	$5,547	$5,547

(1)	Pro Forma data gives effect to the issuance of 200,000 Ordinary Shares as a results of the exercise of Pre-Funded Warrants for aggregate gross proceeds of $200 as if such exercise had occurred on or before December 31, 2024.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2024 Annual Report, which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 2,219,724 Ordinary Shares issuable upon the exercise of Warrants held by the Selling Shareholders. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Ordinary Shares, and the market value of our other securities. We cannot predict if and when Selling Shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares or other equity or debt securities convertible into Ordinary Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Our headquarters and other significant operations are located in Israel, and, therefore, our results may be adversely affected by political, economic and military instability in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them.

Our executive offices, research and development laboratories are located in Ra’anana, Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. Accordingly, political, geopolitical, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, and between Israel and the Hamas (an Islamist militia and political group in the Gaza Strip), Hezbollah (an Islamist militia and political group in Lebanon) and other terrorist organizations active in the region.

In particular, in October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas and these terrorist organizations in parallel continued rocket and terror attacks. As a result of the events of October 7, 2023 whereby Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty. None of our employees or contractors were called up for active duty; however military service call ups that result in absences of personnel from us for an extended period of time may materially and adversely affect our business, prospects, financial condition and results of operations. As of March 10, 2025, we currently have one full-time employee, four part-time contractors and one full-time contractor (our Chief Executive Officer), with four employees/contractors located in Israel and 2 employee/contractors located outside of Israel.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, and we have not experienced disruptions to our development. Our commercial operations, including Product Development, Regulatory Compliance, Market Research, Commercialization Strategy, Partnerships and Collaborations, Intellectual Property Management take place in the Tel Aviv, Israel area and remain unaffected by the war against Hamas. During January 2025, a ceasefire was negotiated between Israel and Hamas, the result of which is uncertain.. However, the intensity and duration of the security situation in Israel is difficult to predict at this stage, as are such war’s economic implications on the Company’s business and operations and on Israel’s economy in general. If the ceasefires declared collapse or a new war commences or hostilities expand to other fronts our operations may be adversely affected.

Since the commencement of these events, there have been continued hostilities along Israel’s northern border with the Hezbollah terror organization), with Iran, the Houthis in Yemen and on other fronts with various extremist groups in the region, such as various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. It is possible that hostilities with Iran, Hezbollah, the Houthis and terrorist groups in Syria will escalate, and that other terrorist organizations, including Palestinian military organizations in the West Bank, will join the hostilities. Iran, who launched direct attacks on Israel involving drones and missiles, is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In addition, in December 2024, the Assad regime in Syria was overthrown and there can be no assurance that this will lead to peace or stability. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions, could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Finally, political conditions within Israel may affect our operations. Israel has held five general elections between 2019 and 2022, and prior to October 2023, the Israeli government pursued extensive changes to Israel’s judicial system, which sparked extensive political debate and unrest. Actual or perceived political instability in Israel, or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, our business, financial condition, results of operations and growth prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our 2024 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	the ability of our clinical trials to demonstrate safety and efficacy of our future product candidates, and other positive results;

●	the timing and focus of our future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our future product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our future product candidates;

●	our ability to obtain and maintain regulatory approval of our future product candidates;

●	our plans relating to the further development of our future product candidates, including additional disease states or indications we may pursue;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our dependence on third parties;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks;

●	difficulties in our and our partners’ ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

●	our ability to restructure our operations to comply with future changes in government regulation;

●	security, political and economic instability in the Middle East that could harm our business, including due to current security situation in Israel; and

●	those factors referred to in our 2024 Annual Report incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2024 Annual Report generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from any sales of the Ordinary Shares offered hereby. However, we will incur expenses in connection with the registration of our Ordinary Shares offered hereby.

DIVIDEND POLICY

We have never declared or paid any cash dividends to our shareholders of our Ordinary Shares, and we do not anticipate or intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors in compliance with applicable legal requirements and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

The Israeli Companies Law imposes further restrictions on our ability to declare and pay dividends.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation—Material Israeli Tax Considerations” in the 2024 Annual Report for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2024:

●	on an actual basis.

●	On a pro forma basis to give effect to the issuance of 200,000 Ordinary Shares as a results of the exercise of Pre-Funded Warrants for aggregate gross proceeds of $200, as if such exercise had occurred on or before December 31, 2024.

The following table should be read in conjunction our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2024
U.S. dollars in thousands	Actual (Audited)	Pro Forma (Unaudited)

Shareholders’ equity:
Ordinary shares, no par value per share; 20,000,000 shares authorized, 4,194,445 shares issued and outstanding; 20,000,000 shares authorized and 4,394,445 shares issued and outstanding, pro forma;	$-	-
Additional paid-in capital	$10,352	10,352
Accumulated deficit	$(5,066)	(5,066)
Total shareholders’ equity	$5,286	5,286
Total capitalization	$2,663	2,663

The foregoing pro forma presentation of our capitalization is based on 4,194,445, Ordinary Shares issued and outstanding as of December 31, 2024. This number excludes:

●	246,129 Ordinary Shares issuable upon the exercise of options issued to directors, employees and consultants under our incentive option plan outstanding as of such date, with exercise prices at a range of $0.02 -$1.1335 per share, of which options to purchase 208,290 Ordinary Shares were vested as of such date;

●	400,502 Ordinary Shares issuable upon the issuance of RSUs consisting of (i) 13,000 RSUs granted to certain of the Company’s consultants and (ii) 387,502 RSUs to be granted to Company’s directors and executive officers, which such grants are subject to the approval of the Company’s shareholders.

●	58,132 Ordinary Shares reserved for future issuance under our 2021 Equity Incentive Plan.

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital and provisions of our articles of association are summaries and do not purport to be complete. A form of our Articles is filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

General

Our authorized share capital consists of 20,000,000 ordinary shares, no par value per share (the “Ordinary Shares”). All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right. All Ordinary Shares have identical voting and other rights in all respects.

The Nasdaq Capital Market

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PLRZ”.

Articles of Association

Articles of Association

The following are summaries of material provisions of our articles of association and the Israeli Companies Law, 5759-1999 (the “Companies Law”) insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose as set forth in our articles of association is to engage in any lawful activity.

Registration Number

Our registration number with the Israeli Registrar of Companies is 513637025.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Companies Law or under our Articles to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our Articles, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors, to the extent applicable). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that at each annual general meeting the term of office of only one class of directors expires. Each director will hold office until the annual general meeting of our shareholders in which his or her term expires, unless they are removed by a vote of 70%% of the total voting power of our shareholders at a general meeting of our shareholders (and provided such majority constitutes more than 50% of the Company’s then issued and outstanding share capital) or upon the occurrence of certain events, in accordance with the Companies Law and our articles. External directors, if applicable, are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request (i) any two of our directors or such number of directions equal to ¼ of the directors then at office (ii) any shareholder or shareholders holding at least five percent (5%) or a higher percent of our outstanding and issued shares and 1% of our outstanding voting rights or (iii) any shareholder or shareholders holding at least five percent (5%) of our outstanding voting rights.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and twenty-one days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Articles;

●	the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	a dissolution of the company by its shareholders (as such term is defined in the Company’s Law).

Notices

The Companies Law and our Articles require that a notice of any annual or special shareholders meeting be published in at least two widely circulated newspapers, in addition to the company’s internet website, at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our Articles. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities. In certain circumstances the Warrants being offered hereby have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

There are no specific provisions of our Articles that would have an effect of delaying, deferring or preventing a change in control of our company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or our Subsidiary). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares.  For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a controlling shareholder if there is no controlling shareholder in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a controlling shareholder in the company which resulted in the acquirer becoming a controlling shareholder in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Exclusive Forum

Our articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our articles of association does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our articles of association. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provision of our articles of association described above. It is clarified that the federal district courts of the United States of America shall be the exclusive forum for suits brought to enforce a duty or liability created by the Exchange Act or the rules and regulations thereunder.

Our Articles also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

SELLING SHAREHOLDERS

The Resale Prospectus covers the offering for resale of up to 2,219,724 Ordinary Shares by the Selling Shareholders. This prospectus and any prospectus supplement will only permit the Selling Shareholders to sell the number of Ordinary Shares identified in the column “Maximum Number of Ordinary Shares to be Sold Pursuant to the Resale Prospectus.” The Ordinary Shares issued to the Selling Shareholders are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Selling Shareholders the opportunity to sell those Ordinary Shares.

The following table sets forth the name of the Selling Shareholders who are offering the Ordinary Shares for resale by the Resale Prospectus, the number and percentage of Ordinary Shares beneficially owned by each such Selling Shareholder, the maximum number of Ordinary Shares that may be offered for resale by the Resale Prospectus and the number of Ordinary Shares each such Selling Shareholder will own after the offering, assuming each such Selling Shareholder sells the maximum number of Ordinary Shares to be sold by it pursuant to the Resale Prospectus. The information appearing in the table below is based on information provided by or on behalf of each such Selling Shareholder. We will not receive any proceeds from the resale of the Ordinary Shares by the Selling Shareholders. The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution” in the Resale Prospectus for additional information.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering		Percentage of Ordinary Shares Owned After the Offering
SciSparc Ltd. (1)	513,697	(2)	513,697	(2)	-		-%
L.I.A. Pure Capital Ltd. (3)	1,812,027	(4)	1,662,027	(5)	150,000	(6)	4.99%
Capitalink Ltd. (7)	44,000	(8)	44,000	(8)	-

(1)	The address of SciSparc Ltd. is 20 Raul Wallenberg Street, Tower A, Tel Aviv 6971916, Israel. SciSparc Ltd. is a publicly traded company. To the best of our knowledge, SciSparc Ltd. does not have any controlling shareholders. The chief executive officer of SciSparc Ltd. is Oz Adler.

(2)	Consists of 513,697 Ordinary Shares issuable upon the exercise of the Common Warrants. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Common Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling shareholder would have beneficially owned approximately 10% of our outstanding Ordinary Shares prior to this offering.

(3)	Kfir Silberman is the controlling shareholder of L.I.A. Pure Capital Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(4)	Consists of (i) 150,000 Ordinary Shares, (ii) 1,497,096 Ordinary Shares issuable upon the exercise of the Common Warrants, and (iii) 164,931 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. The Common Warrants and Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99%, which such limitation restricts the selling shareholder from exercising that portion of the Common Warrants and Pre-Funded Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling shareholder would have beneficially owned approximately 30% of our outstanding Ordinary Shares prior to this offering.

(5)	Consists of (i) 1,497,096 Ordinary Shares issuable upon the exercise of the Common Warrants, and (ii) 164,931 Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants. The Common Warrants and Pre-Funded Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Common Warrants and Pre-Funded Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation.

(6)	Consists of (i) 150,000 Ordinary Shares

(7)	Lavi Krasney is the officer, sole director, chairman of the board of directors and controlling shareholder of Capitalink Ltd., and its address is 20 Raoul Wallenberg Street, Tel Aviv, Israel 6971916.

(8)	Consists of 44,000 Ordinary Shares issuable upon the exercise of the Common Warrants,. The Common Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the Common Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of ordinary shares in excess of the beneficial ownership limitation. If the foregoing securities did not contain such beneficial ownership limitation, the selling shareholder would have beneficially owned approximately 1% of our outstanding Ordinary Shares prior to this offering.

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issuable upon exercise of the Common Warrants and Pre-Funded Warrants to permit the resale of these Ordinary Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares issuable upon exercise of the Common Warrants and Pre-Funded Warrants.

The Selling Shareholders may sell all or a portion of the Ordinary Shares issuable upon exercise of the Common Warrants and Pre-Funded Warrants beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Ordinary Shares short and Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares, estimated to be $14,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the securities offered by us and the Selling Shareholders. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$656
Legal fees and expenses	$10,000
Accounting fees and expenses	$2,000
Miscellaneous	$1,344
Total	$14,000

LEGAL MATTERS

The validity of the issuance of our Ordinary Shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Keren Law Firm. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The financial statements of Polyrizon Ltd. as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given the firm’s authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Keren Law Firm, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non- Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-42375). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2024, filed with the SEC on March 11, 2025;

●	our Report on Form 6-K filed with the SEC March 10, 2025 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

●	the description of the ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on October 21, 2024, including any subsequent amendment or any report filed for the purpose of updating such description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, without charge, upon a written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Polyrizon Ltd., 5 Ha-Tidhar Street, Raanana, 4366507, Israel, Attn: Tomer Izraeli, telephone number +972-9-3740120. You may also obtain information about us by visiting our website at www. polyrizon-biotech.com. Information contained in our website is not part of this prospectus

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.polyrizon-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

2,219,724 Ordinary Shares

Polyrizon Ltd.

PRELIMINARY PROSPECTUS

                , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Indemnification

The Israeli Companies Law 5759-2999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We intend to enter, into indemnification agreements with all of our directors and with all members of our senior management subject to the listing of our securities on Nasdaq. Each such indemnification agreement will provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association, or the Articles, provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our Articles permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company since January 1, 2023, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On August 13, 2024, we entered into an exclusive patent license agreement with SciSparc Ltd., or the SciSparc License Agreement, pursuant to which we initially issued to SciSparc 320,000 Ordinary Shares. After closing of the IPO, we issued to SciSparc pre-funded warrants to purchase 364,931 Ordinary Shares and warrants to purchase 2,054,793 Ordinary Shares upon the same terms as the warrants issued in the IPO.

In June 2023, December 2023 and May 2024, we entered into a series of securities purchase agreements with certain investors, pursuant to which we issued an aggregate of 513,878 Ordinary Shares for gross proceeds of $582,000.

On February 16, 2023, we entered into a convertible loan agreement with Reuven Srugo Construction Company Ltd., or Reuven Construction and XYLO, pursuant to which Reuven Construction and XYLO extended a loan the Company in the principal amount of $180,000, with an annual interest rate of approximately 4%. Pursuant to the terms of that loan agreement, on May 12, 2024 the entire loan was converted into 198,489 Ordinary Shares.

On August 13, 2024, we entered into an exclusive patent license agreement with SciSparc Ltd., or SciSparc pursuant to which we issued to SciSparc 320,000 Ordinary Shares, Pre-Funded Warrants to purchase 364,931 Ordinary Shares and Common Warrants to purchase 2,054,793 Ordinary Shares.

Additionally, since January 1, 2023, we have granted share options to employees, directors, consultants and service providers under our Amended and Restated Equity Incentive Plan covering an aggregate of 175,764 Ordinary Shares, with exercise prices ranging between $1.13 and $0.01 per share.

No underwriters were employed in connection with the securities issuances set forth in this Item.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

2.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

i.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c.	The undersigned registrant hereby undertakes:

1.	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2.	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.1	Amended and Restated Articles of Association of the Registrant (filed as Exhibit 3.2 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on September 23, 2024, and incorporated herein by reference).
5.1*	Opinion of Keren Law Firm, Israeli counsel to the Registrant, as to the validity of the Ordinary Shares
10.1	Polyrizon Ltd. Amended and Restated Equity Incentive Plan. (filed as Exhibit 99.1 to our Registration Statement on Form S-8 (File No.: 333-284410) as filed with the Securities and Exchange Commission on January 22, 2025, and incorporated herein by reference).
10.2	Form of Indemnification Agreement (filed as Exhibit 10.2 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on October 6, 2022, and incorporated herein by reference).
10.3	Compensation Policy (filed as Exhibit 10.3 to our Registration Statement on Form F-1 (File no. 333-266745) which was declared effective on October 28, 2024, and incorporated herein by reference).
10.4	Form of Simple Agreement for Future Equity (filed as Exhibit 10.4 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on August 10, 2022, and incorporated herein by reference).
10.5^	Collaboration Agreement with Nurexone Biologic Inc. (filed as Exhibit 10.5 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on October 6, 2022, and incorporated herein by reference).
10.6^	Collaboration Agreement with SciSparc Ltd. (filed as Exhibit 10.6 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on October 6, 2022, and incorporated herein by reference).
10.7	Share Purchase Agreement, dated July 15, 2020, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.7 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.8	First Addendum to Share Purchase Agreement, dated December 15, 2021, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.8 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.9	Second Addendum to Share Purchase Agreement, dated December 23, 2021, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.9 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.10	Third Addendum to Share Purchase Agreement, dated November 21, 2023, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.10 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.11	Fourth Addendum to Share Purchase Agreement, dated May 7, 2024, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.11 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.12	Share Purchase Agreement dated June 20, 2023 (filed as Exhibit 10.12 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.13	Share Purchase Agreement dated December 19, 2023 (filed as Exhibit 10.13 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).

10.14	Share Purchase Agreement dated May 12, 2024 (filed as Exhibit 10.14 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.15	License Agreement with SciSparc Ltd. (filed as Exhibit 10.15 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.16	Convertible Loan Agreement between Polyrizon Ltd. and Certain Shareholders dated February 4, 2023 (filed as Exhibit 10.16 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.17	Convertible Loan Agreement between Polyrizon Ltd. and L.I.A Pure Capital Ltd. dated April 10, 2024 (filed as Exhibit 10.17 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.18	Convertible Loan Agreement between Polyrizon Ltd. and L.I.A Pure Capital Ltd. and Reuven Srugo Construction Company Ltd dated August 13, 2024 (filed as Exhibit 10.18 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.19	Form of Warrant (filed as Exhibit 4.1 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on September 9, 2024, and incorporated herein by reference).
10.20	Form of Warrant Agent Agreement (filed as Exhibit 4.2 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.21	Form of Pre-Funded Warrant (filed as Exhibit 4.3 to our Registration Statement on Form F-1 (File no. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
23.1**	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte global network
23.2*	Consent of Keren Law Firm (included in Exhibit 5.1)
24.1*	Power of Attorney
24.2**	Power of Attorney
107*	Filing Fee Table

*	Previously filed.

**	Filed herewith.

^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raanana, Israel on March 11, 2025.

POLYRIZON LTD.

By:	/s/ Tomer Izraeli
Tomer Izraeli, Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Polyrizon Ltd. hereby constitute and appoint Tomer Izraeli and Nir Ben Yosef with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this Registration Statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tomer Izraeli	Chief Executive Officer, Director	March 11, 2025
Tomer Izraeli	(Principal Executive Officer)

/s/ Nir Ben Yosef	Chief Financial Officer	March 11, 2025
Nir Ben Yosef	(Principal Financial and Accounting Officer)

*	Director	March 11, 2025
Asaf Itzhaik

*	Director	March 11, 2025
Oz Adler

*	Director	March 11, 2025
Omer Srugo

*	Director	March 11, 2025
Liat Sidi

*	Director	March 11, 2025
Yehonatan Zalman Vinokur

/s/ Liron Carmel	Director	March 11, 2025
Liron Carmel

* /s/ Tomer Izraeli
Tomer Izraeli
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Polyrizon Ltd., has signed this Registration Statement on this March 11, 2025.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director